Exhibit 10.11

PROMISSORY NOTE

$10,000,000	April 16, 2015

FOR VALUE RECEIVED, Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Rosewind Corporation, a Colorado corporation (“Lender”), Lender’s successors, endorsees and assigns, the principal amount of $10,000,000 plus interest from and including the date hereof on the principal balance from time to time outstanding, computed daily, at a rate per annum equal to the greater of (i) four-tenths of one percent (0.4%) and (ii) any other minimum rate of interest required by applicable rules and regulations of the Internal Revenue Service, on or before April 16, 2016 (the “Maturity Date”). Interest shall be calculated on the basis of the actual number of days elapsed over a year of 365 days.

This Promissory Note (this “Note”) will be registered on the books of the Company or its agent as to principal and interest. Any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee. This Note may be prepaid in whole or in part at any time, without premium or penalty. This Note is a general unsecured obligation of the Company. This Note is prepayable, in whole or in part, at any time and from time to time, without penalty.

The Company hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note. The Company shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

This Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Note shall be binding upon the successors and assigns of the Company and inure to the benefit of the Lender and his permitted successors, endorsees and assigns. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.

EXECUTED as of the date set forth above.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Gregory A. Gould
Gregory A. Gould
Chief Financial Officer